SUB-ITEM 77C:
Matters submitted to a vote of security
holders (Proxy)


High Income Fund
1. Approval of the liquidation of the High Income Fund as set forth in the Plan of Liquidation

Shares Voted For 10,529,936
Shares Voted Against 1,755,513
Shares Voted Abstain 91,964

Intermediate Bond Fund
1. Approval of the liquidation of the Intermediate Bond Fund as set forth in the Plan of Liquidation

Shares Voted For 14,000,782
Shares Voted Against 983,653
Shares Voted Abstain 105,140

Short Term Bond Fund
1. Approval of the liquidation of the Short Term Bond Fund as set forth in the Plan of Liquidation

Shares Voted For 479,767
Shares Voted Against 7,036
Shares Voted Abstain 854